Exhibit 10.3
RETENTION AWARD AGREEMENT
This Retention Award Agreement (“Agreement”) is entered into by and between Newpark Resources, Inc. (“Company.”) and [●] (“Executive”) effective as of September 1, 2021 (“Effective Date”).
WHEREAS, the Company considers Executive a valuable executive, and the Compensation Committee of the Board of Directors (the “Compensation Committee”) has authorized certain actions to incentivize Executive to remain actively engaged in Executive’s employment with the Company through and after the succession of the Chief Executive Officer of the Company.
AGREEMENT TERMS
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties, the Company and Executive, intending to be legally bound, hereby incorporate the recitals above herein and agree as follows:
1.Definitions. The following terms shall have the stated meaning, whenever used in this Agreement:
1.1. “Cash Incentive Plan” shall mean the Newpark Resources, Inc. Long-Term Cash Incentive Plan, effective as of June 10, 2017.
1.2. “Cause” shall have the meaning set forth in Section [●] of Executive’s Employment Agreement.
1.3. “Company Group” shall mean the group consisting of the Company (including successors and assigns) and the direct and indirect subsidiaries and affiliated Persons (as defined below) of the Company. As used herein, a Person is affiliated with another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. The term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
1.4. “Employment Agreement” shall mean the Employment Agreement between the Company and Executive, entered into on [●].
1.5. “Totally Disabled” shall have the meaning set forth in Section [●] of the Employment Agreement.
2.Retention Award.
2.1. Amount. In recognition of Executive’s continued service with the Company from the Effective Date through September 1, 2023 (the “Retention Period”), Executive will be entitled in accordance with Section 2.2 to receive a lump sum cash payment equal to $[●], less all applicable withholdings and deductions required by law (the “Retention Bonus”).
2.2. Eligibility and Payment. Executive will be eligible to receive this Retention Bonus if Executive remains actively employed by the Company through and including the last day of the Retention Period. The Retention Bonus will be paid to Executive in one lump sum cash payment as soon as practicable after the end of the Retention Period, but in no event later than fourteen business days after such time. Pending the payment or delivery of the Retention Bonus, the Company’s obligation hereunder shall constitute an unfunded, unsecured general obligation of the Company.
3.Termination of Employment During Retention Period.

3.1. Termination due to Death or Executive becoming Totally Disabled, or Termination by the Company without Cause. If Executive’s employment is terminated during the Retention Period (i) due to Executive’s death, (ii) due to Executive becoming Totally Disabled, or (iii) by the Company without Cause (each event a “Qualifying Termination”), Executive will be entitled to receive the Retention Bonus provided that, within forty-five (45) days (or such shorter time period as may be required by the Company consistent with applicable law) following Executive’s termination of employment (other than for death), Executive executes and delivers to the Company, and does not revoke (if applicable) a release of all claims in favor of the Company, its affiliates, predecessors, successors, parent companies, subsidiaries, operating units, and divisions, and each of the foregoing entities’ respective agents, representatives, members, and managers, officers, directors, shareholders, employees, insurers, fiduciaries of employee benefit plans, plan administrators, and attorneys in a form provided by the Company.
3.2. Payment. Upon a Qualifying Termination, if the release requirements set forth in Section 3.1 and the non-competition requirements set forth in Section 4 are both met, the Retention Bonus will be payable in one lump sum cash payment sixty days following the Executive’s termination of employment.
4.Non-Competition. Eligibility for and payment of the Retention Bonus is subject to Executive’s compliance with the non-competition provisions set forth in Section [●] of the Employment Agreement, and Executive acknowledges that such compliance is a specific condition to Executive’s receipt of the Retention Bonus.
5.Miscellaneous. This Agreement shall be subject to the following additional terms and conditions:
5.1. Severability. Should a court declare or determine that any provision of this Agreement is unmodifiable and illegal or invalid, the validity of the remaining parts, terms or provisions of this Agreement will not be affected and any illegal or invalid part, term, or provision, will not be deemed to be a part of this Agreement.
5.2. Entire Agreement. Executive represents and acknowledges that in executing this Agreement, Executive did not rely, and has not relied, on any oral or written representations, agreements, or communications by any of the Releasees, except as expressly contained in this Agreement. This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof. It supersedes all other agreements, representations or understandings (whether oral or written and whether express or implied), including the terms of the Cash Incentive Plan, which relate to the subject matter hereof; provided, however, that this Agreement does not replace or supersede or modify any existing obligation or compensation set forth in any other agreements between the Company and Executive, and any such arrangement shall remain in full force and effect. Executive’s current entitlements to any other compensation or benefits shall be determined in accordance with the applicable employee benefit plans and other applicable programs, policies and practices then in effect.
5.3. No Guarantee of Employment. Neither this Agreement nor the Retention Bonus evidenced hereby shall confer upon Executive any right with respect to continuance of employment with the Company nor shall it interfere in any way with the right the Company or Executive would otherwise have to terminate Executive’s employment at any time.
5.4. Governing Law/Venue. The validity of the Agreement, the construction of its terms, and the determination of the rights and duties of the Parties hereto shall be governed by and in accordance with the laws of the State of Delaware without regard to choice of law principles.
5.5. No Waiver. No failure by either Party at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall (a) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (b) preclude insistence upon strict compliance in the future.

5.6. Successors and Assigns. The Company’s obligations under this Agreement shall be binding upon the Company and its successors and assigns. The obligations of Executive under the Release are binding upon Executive, Executive’s executors, administrators, heirs, successors, representatives and assignees. The rights and other obligations of Executive under this Agreement are personal in nature and may not be assigned. The benefits of Executive’s obligations under this Agreement shall inure to the benefit of every member of the Company Group and their respective successors and assigns, and Executive consents to the assignment of this Agreement by the Company, or by any member of the Company Group, as may be applicable.
5.7. Code Section 409A. This Agreement is intended to be exempt from, or in compliance with, the provisions of Section 409A of the United States Internal Revenue Code and the rules and regulations promulgated thereunder (collectively, “Code Section 409A”), and this Agreement shall, to the extent practicable, be construed in accordance therewith. To the extent there is any ambiguity in this Agreement as to its compliance with Code Section 409A, this Agreement shall be read to conform with the requirements of Code Section 409A, and the Company may, in its sole discretion, amend or replace this Agreement to cause this Agreement to comply with Code Section 409A. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any consideration provided under this Agreement except to the extent specifically permitted or required by Code Section 409A. Terms defined in this Agreement and the Program shall have the meanings given such terms under Code Section 409A if and to the extent required to comply with Code Section 409A. In any event, the Company makes no representations or warranty and shall have no liability to Executive or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section. In the event a payment under this Agreement is considered to be deferred compensation (within the meaning of Code Section 409A), the following additional payment timing rule shall apply: (a) if Executive is determined by the Company to be a “specified employee” (within the meaning of Code Section 409A, determined using the identification methodology selected by the Company from time to time), and (b) the Company shall make a good faith determination that an amount payable to Executive hereunder constitutes deferred compensation (within the meaning of Code Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Code Section 409A in order to avoid taxes or penalties under Code Section 409A, then nothing in this Agreement shall require the Company to pay or authorize payment of such amount on the otherwise scheduled payment date pursuant to this Agreement but the Company shall instead pay it or authorize payment without interest, on the first business day after such six-month period, or if earlier, upon the Executive’s death.
5.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.
5.9. Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement effective as of the Effective Date.

	NEWPARK RESOURCES, INC.:		EXECUTIVE:

By:	/s/	Signature:	/s/
Name:		Printed Name:
Title:		Date:
Date:

[Signature Page to “Retention Award Agreement”]